March 12, 2004
Dr. Bernard Beer
30 Winston Drive
Apartment 2816

Cliffside Park, J 07010

Dear Bernie,

      This will confirm the economic and other arrangements we have agreed to, subject to compensation committee approval. We have since secured that approval.

      In recognition of your founder status and the continuing extraordinary and substantial contributions that you have made to the company over the past eight years, DOV will pay you, in a lump sum, an amount equal to one year's salary ($365,750) plus an additional amount equal to your COBRA obligations for one year ($11,000), total $376,750. The lump sum will be paid in the normal course, that is, seven days after signing the agreement referred to below. Your accrued vacation time in the amount of $56,269.20 will be included in your final pay through March 15.

      While there are no specific consulting requirements, you and I have agreed that you will make yourself available as a consultant, subject to your personal schedule and travel, to review and give guidance on our clinical development program to me and Dr. Stern and other members of his clinical staff, and that this consulting work would be on the basis of $1,500 per day. Your office and secretarial help will be available to you until the end of 2004.

      You would be required to sign our normal severance and general release agreement, covering among other things non-competition, continued confidentiality and a general release. Since your present employment agreement will terminate upon your retirement, all rights under that agreement terminate including any right to incentive compensation, bonuses, milestone payments, stock option plan grants, automobile allowance, life insurance and a company sale bonus.

                                        1

               433 Hackensack Avenue, Hackensack, New Jersey 07601

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      It gives me, personally, and the board tremendous comfort to know that you will continue to be available to the company on the terms outlined, since we and your fellow board members so highly value your strategic judgment. Very important clinical studies must be planned and launched in 2004 and we will count on your help.

Most sincerely;


/s/ Arnold Lippa
-----------------------------------
Arnold Lippa

Agreed:

/s/ Bernard Beer
-----------------------------------
Bernard Beer

cc:  Zola Horovitz
     Dan Van Riper